Exhibit 10.26

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

between

NBRS FINANCIAL BANK

and

HOWARD BANK

APRIL 24, 2014

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This BRANCH PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and executed as of the 24th day of April, 2014, by and between Howard Bank, a Maryland trust company operating as a commercial bank with its main office located in Ellicott City, Maryland (“Buyer”), and NBRS Financial Bank, a Maryland chartered commercial bank with its main office located in Rising Sun, Maryland (“Seller”).

RECITALS:

A.           Seller leases and operates a branch banking office at 800 Revolution Street, Havre de Grace, Maryland (the “Branch Office”); and

B.           Seller desires to sell to Buyer certain assets and have Buyer assume certain liabilities associated with the Branch Office, subject to the terms and conditions and Buyer’s representations, warranties and agreements all contained herein; and

C.           Buyer desires to purchase from Seller certain assets and assume from Buyer certain liabilities associated with the Branch Office, subject to the terms and conditions and Seller’s representations, warranties and agreements all contained herein

NOW, THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE ONE
PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 1.01.         Purchase of Assets.  Upon the terms and subject to the conditions and representations set forth herein, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest of Seller in and to the following assets (collectively, the “Assets”), as of the close of business on the Closing Date (as defined in Section 2.02):

(a)           Books and Records.  All books, records and files currently used or held for use at the Branch Office or relating to the Assets and the Assumed Liabilities (as defined in Section 1.02) being transferred to and assumed by Buyer hereunder (collectively, the “Records”), except that historical records (including statements, transaction slips, electronic funds transfer records, cancelled checks and images thereof) relating to pre-Closing transactions shall be retained by Seller and retained in accordance with its document retention policy, and access to such Records shall be provided to Buyer in accordance with Section 9.04 hereof.

(b)           Leasehold.  A leasehold interest in the real property known as 800 Revolution Street, Havre de Grace, Maryland, together with the building and improvements thereon and any permanently attached fixtures and equipment therein or thereon (including but not limited to, any and all electrical, utilities, mechanical, heating, ventilation, plumbing, and other utility fixtures and equipment) and, rights, roads, alleys, ways, waters, privileges, easements and appurtenances thereunto belonging to or in any manner appertaining thereto, constituting the Branch Office, as more particularly described in Schedule 1.01(b) to this Agreement (the “Real Property”).

(c)           Personal Property.  The furniture, fixtures, equipment, improvements and other items of tangible personal property located at the Branch Office as of the close of business on the Closing Date, together with sign structures except signage that is not attached to Real Property, being transferred to Buyer hereunder (collectively, the “Personal Property”), as set forth on Schedule 1.01(c) to this Agreement.

(d)           Assumed Contracts.  All of Seller’s rights under, or created by, the Assumed Contracts (as defined in Section 1.02(b)), including without limitation any rights to lease Personal Property and any options to purchase underlying Personal Property.

(e)           Cash on Hand.  All teller cash, petty cash, vault cash, cash and coin in ATMs and prepaid postage located at the Branch Office as set forth on Schedule 1.01(e) and as adjusted and brought current as of the close of business on the Closing Date (the “Cash on Hand”).

(f)           Loans.  All of Seller’s right, title and interest (including all collateral relating thereto) in the loans including any overdrafts made pursuant to an overdraft protection plan or similar extensions of credit in connection with a deposit account as listed in Schedule 1.01(f) (each a “Loan” and collectively the “Loans”) and as adjusted and brought current as of the close of business on the Closing Date.  As calculated as of the Closing Date, the Loans shall not include, unless otherwise agreed to by the parties hereto, (i) non-accruals; (ii) Loans thirty (30) calendar days or more past due; (iii) loans upon which insurance has been force-placed; (iv) loans in connection with which the borrower or any guarantor has filed a petition for relief under the United States Bankruptcy Code prior to the Closing or for whom a receiver has been appointed; or (v) loan loss reserves.  If prior to the Closing Date, any Loan: (1) becomes thirty (30) days  or more past due; (2) for which insurance has been forced placed; or (3) in connection with the borrower or any guarantor has filed a petition for relief under the United States Bankruptcy Code or a receiver has been appointed for the borrower or any guarantor, such loan will be deleted from the Loans being transferred hereunder and Seller shall substitute another loan that is acceptable to Buyer in Buyer's sole discretion.  The Face Value of the Loans, as of the Closing Date, shall not be less than $15,800,000 unless waived in writing by Buyer in Buyer’s sole discretion (“Minimum Face Value”).  The term “Face Value” means the unpaid principal balance excluding any accrued but unpaid interest. In order to satisfy the Minimum Face Value requirement for the Loans, the Buyer may add to the Loans other loans meeting the standards set forth in this Section 1.01(f) and acceptable to the Buyer in Buyer's sole discretion.

(g)         Licenses.  All franchises, permits, licenses or governmental authorizations (collectively, “Licenses”), including applications therefore, specifically utilized in the conduct of business at the Branch Office, including but not limited to the Licenses listed on Schedule 1.01(g), but excluding Seller’s banking charter.

Section 1.02.         Assumption of Liabilities.  Upon the terms and subject to the conditions set forth herein, Seller shall transfer and assign to Buyer, and Buyer shall assume from Seller and agree to pay, perform and discharge, by documentation reasonably satisfactory as to form and substance to Seller, as of the close of business on the Closing Date, the following liabilities, and none other (collectively, the “Assumed Liabilities”):

(a)           Deposit Liabilities.  All Deposit Liabilities maintained at the Branch Office (except those Deposit Liabilities securing loans that are not being transferred pursuant to this Agreement), in accordance with the terms of the agreements pertaining to such deposits, as shown on the Records of Seller as of the close of business on the Closing Date, including accrued but unpaid interest thereon through the Closing Date (the “Deposits” or “Deposit Liabilities”), which such Deposit Liabilities, as they existed on December 31, 2013, are identified on Schedule 1.02(a).  As used in this Agreement, the term “Deposit Liabilities” shall include all of the deposits offered by Seller from the Branch Office, including, without limitation, passbook accounts, statement accounts, checking accounts, money market accounts and certificates of deposit which are booked at the Branch Office on the Closing Date, including in each case accrued but unpaid interest and both collected and uncollected funds but excluding deposits held in Retirement Plan and Education Savings Trust Accounts unless they are transferred in accordance with this Agreement. “Retirement Plan and Education Savings Trust Accounts” means those non-discretionary individual retirement accounts (IRA, SEP IRA, ROTH and KEOGH retirement plan deposit accounts) and Education Savings Trust Accounts booked at the Branch for which Seller acts as custodian or trustee.  On the Closing Date, the amount of Deposits transferred hereunder will not be less than $17,500,000 unless waived by Buyer in Buyer’s sole discretion.

Buyer shall pay a premium (the “Cash Premium”) for the deposits as provided below:

(1)	5% for non-interest bearing demand deposit (“DD”) accounts except those accounts that have had no customer initiated action in the last twelve (12) months (“Dormant Accounts”).
(2)	4% for interest bearing DD accounts, money market accounts and savings accounts except for Dormant Accounts
(3)	0% for certificates of deposit and IRA certificates of deposit and all Dormant Accounts

(b)           Assumed Contracts.  The obligations and liabilities of Seller arising from and after the Closing Date under any and all contracts and personal property leases relating to the operation or maintenance of the Branch Office that are assignable by Seller to Buyer, which contracts and leases as of the date hereof are identified on Schedule 1.02(b) (collectively, the “Assumed Contracts”).

(c)           Liabilities Not Assumed by Buyer.  Other than those liabilities specifically assumed in Sections 1.02(a) and 1.02(b) of this Agreement, Buyer does not and will not assume any liabilities of Seller, whether known or unknown, disclosed or undisclosed, contingent or otherwise, which have arisen or may arise or be established in connection with the conduct of business at the Branch Office on or prior to the Closing Date or which are otherwise related to Seller (the “Excluded Liabilities”).

Section 1.03.   Names and Marks.  Seller is not selling, assigning, conveying, transferring or delivering, nor shall Buyer acquire, any rights or interest in or to:  (a) the names “NBRS Financial Bank,” or any derivation thereof, or (b) any logos, service marks or trademarks, advertising materials or slogans or any similar items used by Seller in connection with its business, whether or not such is or was copyrighted or registered.  Preceding the Closing Date, Seller shall begin the removal from the Branch Office of signs, logos and other insignia identifying or identified with Seller and such removal shall be concluded on or before the Closing Date.  No signs, logos or insignia identifying or identified with Buyer may be installed in or affixed to the premises until after the close of business on the last business day preceding the Closing.  On and after the Closing Date, Buyer shall not use the name or service mark of Seller in any manner in connection with the operation of the Branch Office, except in accordance with the provisions of Section 9.01 hereof.  No activity conducted by Buyer on or after the Closing Date shall state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of Buyer.

Section 1.04.  Transfers.  At the Closing, Seller shall transfer the Assets to Buyer pursuant to a Bill of Sale in substantially the form of Exhibit 3, an Assignment and Assumption of Deposit Liabilities Agreement in substantially the form of Exhibit 1, an Assignment and Assumption of Assumed Contracts and Loans Agreement in substantially the form of Exhibit 2, an Assignment and Assumption of Lease in substantially the form of Exhibit 5, and such other documents and instruments as Buyer or its counsel may reasonably request from time to time after the Closing Date to transfer the Assets to Buyer including but not limited to assignments of mortgages and deeds of trust and resignations of trustees.  Buyer shall be responsible for any filing costs relating to Assets and Liabilities; provided that Seller shall be responsible for any costs related to satisfying a deed of trust, order, lien, or other encumbrance related to the Real Property, Assets or Liabilities, if any.

Section 1.05.  Transition Services Agreement. Contemporaneously with execution of this Agreement, Buyer and Seller shall execute a Transition Services Agreement in the form attached hereto as Exhibit 6.

ARTICLE TWO
CLOSING, CALCULATION OF PURCHASE PRICE AND CLOSING DELIVERIES

Section 2.01.  The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the main office of Buyer, 6011 University Boulevard, Suite 370, Ellicott City, Maryland, at 3:00 p.m. Eastern Time on the Closing Date described in Section 2.02 of this Agreement or at such other time or location as the parties may agree.

Section 2.02.  The Closing Date.  The Closing shall take place on the date that is no later than twenty (20) calendar days after receipt of all approvals from any regulatory authorities having jurisdiction over the transactions contemplated hereby and the satisfaction of all conditions and the lapse of all applicable waiting periods associated therewith, or such earlier or later date following receipt of such approvals, expiration of such waiting periods and satisfaction of such conditions agreed to in writing by Seller and Buyer. The transactions contemplated by this Agreement shall become effective at the close of business on the day of the Closing (the “Closing Date”).

Section 2.03.   Calculation of Payments.  The calculation of payments to be made hereunder shall be made as follows:

(a)     Seller shall pay to Buyer an amount of cash (the “Cash Payment”), in addition to the transfer of Cash on Hand, equal to:

(i)	the aggregate amount of principal and accrued interest of the Deposit Liabilities being transferred to Buyer; plus
(ii)	the net amount of any prorated items required by Section 2.05 hereof owed by Seller to Buyer; minus
(iii)	the Cash Premium, calculated in accordance with Section 1.02(a), as of the close of business on the Closing Date; minus
(iv)	the Acquisition Value (defined herein) of the Assets (exclusive of the Cash on Hand); minus
(v)	the amount of Cash on Hand; minus
(vi)	the net amount of any prorated items required by Section 2.05 hereof owed by Buyer to Seller.

(b)           On the Closing Date, Seller shall transfer to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, an amount which Seller estimates to be the amount of the Cash Payment, which estimated amount shall be based upon the Deposit Liabilities being transferred to Buyer, the Cash Premium, the net amounts of the prorated items required by Section  2.05, the Acquisition Value and the Cash on Hand as of the close of business on the third business day prior to the Closing Date (the “Estimated Cash Payment”).

(c)           On the thirtieth (30th) calendar day after the Closing Date or such earlier date as may be agreed to in writing by the parties (the “Adjustment Payment Date”), an adjustment payment (the “Adjustment Payment”) shall be made either by Seller to Buyer or by Buyer to Seller, as appropriate, so as to correct any discrepancy between the amount of the Estimated Cash Payment paid under the preceding paragraph and the Cash Payment calculated in accordance with this Section 2.03.  Buyer shall calculate the Cash Payment and provide Seller with a closing statement which reflects the calculation of the Adjustment Payment relative to the Estimated Cash Payment.  Seller shall provide Buyer with any and all Records and financial documentation requested by Buyer to assist it in calculating the Adjustment Payment.

(d)           If any Loan becomes thirty (30) days past due or otherwise goes into default pursuant to the relevant loan documentation at any time during the period sixty (60) days after the Closing Date, Seller shall have the obligation to repurchase such loan at the then existing Face Value plus any accrued but unpaid interest and other charges or fees as provided in the loan documentation for such Loan within five (5) business days after notification by Buyer that such loan has become thirty (30) days past due or has otherwise gone into default.

(e)           From time to time during the one hundred eighty (180) day period following the Closing, Seller shall make and remit to Buyer such post-Closing refunds of the amount of the Cash Premium paid in respect of Deposit Liabilities assumed by Buyer which (a) Buyer shall be required to pay during such period to a person other than the Deposit account holder as a result of garnishments, seizures, foreclosures, liens or other legal process of which Seller had knowledge prior to the Closing Date but which was not resolved prior to the Closing Date, or as a result of the foreclosure of a loan secured by Pledged Deposits as of the Closing, or (b) Buyer is required to return as a result of a provisional credit subsequently disallowed, or checks which are subsequently returned for forged endorsements or other such matters.

 (f)           For purposes of this Agreement, the “Acquisition Value” of the Assets shall be the sum of the following:

(i)
the net depreciated book value of the Personal Property as of the month end prior to the close of business on the Closing Date, and as determined in accordance with generally accepted accounting principles, which amount as of December 31, 2013 is specified in Schedule 1.01(c); plus

(ii)
the principal, accrued but unpaid interest, and any loan fees on the Loans as of the month end prior to the close of business on the Closing Date, which amount as of December 31, 2013 is specified in Schedule 1.01(f).

Section 2.04.  Allocation.  The Acquisition Value and Cash Premium, as adjusted in accordance with Section 2.03(c), and the Assumed Liabilities and Deposit Liabilities assumed by Buyer pursuant to Section 1.02 hereof shall be allocated on an allocation schedule as determined by Buyer in good faith within forty-five (45) days after the Closing Date and delivered to Seller in writing by such date.  The allocation shall comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended, and shall be consistent with Section 2.03.  The parties shall (i) each report the federal, state and local and other tax consequences of the purchase and assumption contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule and (ii) take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation, except to the extent otherwise required by any governmental or regulatory authority.

Section 2.05.  Prorations.  The parties intend that Seller shall operate for its own account the business conducted at the Branch Office until the close of business on the Closing Date, and that the Buyer shall operate such business for its own account on and after the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of expense directly attributable to the operation of the Branch Office (which shall not include any general overhead expenses of Seller) shall be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including, without limitation, (i) telephone, electric, gas, water, and other utility services (to the extent it is not possible to transfer such services into the name of Buyer as of the Closing Date), (ii) taxes associated with the leasehold interest in the Real Property and Personal Property, (iii) assessments (including, without limitation, assessments attributable to the leasehold interest in the Real Property and FDIC deposit insurance premium, except for any FDIC special assessment deposit insurance premium which shall borne by the Seller), (iv) payments due on Assumed Contracts, and (v) similar expenses related to the Assets transferred hereunder.  To the extent any such item has been prepaid by Seller for a period extending beyond the Closing Date, there shall be a proportionate adjustment in favor of Seller.

Section 2.06.   Closing Deliveries.

(a)           At the Closing, in addition to the Estimated Cash Payment, Seller shall deliver to Buyer:
(i)
Certificate or Certificates signed by an appropriate officer of Seller stating that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing except with respect to those representations and warranties that speak of a specific date, and (B) all of the conditions set forth in Sections 7.02(b), (d), (f) and (g), but, with respect to Section 7.02(d), only insofar as Section 7.02(d) pertains to approvals required to be obtained by Seller, have been satisfied or waived as provided therein;

(ii)	a certified copy of the resolutions of the Board of Directors of Seller, authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;
(iii)	evidence of payment to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, of the Estimated Cash Payment;
(iv)	an executed Assignment and Assumption of Deposit Liabilities Agreement in substantially the form set forth in Exhibit 1;
(v)	an executed Assignment and Assumption of Assumed Contracts and Loans Agreement in substantially the form set forth in Exhibit 2 along with all original notes and loan documents;
(vi)	an executed Bill of Sale in substantially the form set forth in Exhibit 3;
(vii)	an assignment of the leasehold interest in the Real Property, in form and substance reasonably satisfactory to Buyer and any required consents related thereto;
(viii)
such other bills of sale, assignments, and other instruments and documents as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer good, marketable and insurable title to the Assets, including without limitation the leasehold interest in the Real Property;

(ix)
listings of the Deposit Liabilities being transferred to Buyer as of the close of business on the business day prior to the Closing Date (the “Deposit Listings”) on magnetic tape or utilizing such other method of information transfer as the parties may mutually agree, which Deposit Listings shall include, for each account, the account number, outstanding principal balance and accrued interest;

(x)
a Security Release Certification in the form set forth in Exhibit 7 executed by any Person as requested by Buyer, if any of the Mortgage Loans has been subject to any security interest, pledge or hypothecation for the benefit of such Person; and

(xi)	the Records, including any Records recorded, stored or maintained by its third party data processor.

(b)           At the Closing, Buyer shall deliver to Seller:

(i)
a Certificate or Certificates signed by an appropriate officer of Buyer stating that (A) each of the representations and warranties contained in Article Four is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, except with respect to those representations and warranties that speak of a specific date and (B) all of the conditions set forth in Sections 7.01(b) and 7.01(d), insofar as Section 7.01(d) pertains to approvals required to be obtained by Buyer, have been satisfied or waived as provided therein;

(ii)	a certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;
(iii)	an executed Assignment and Assumption of Deposit Liabilities Agreement in substantially the form set forth in Exhibit 1; and
(iv)	an executed Assignment and Assumption of Assumed Contracts and Loans Agreement in substantially the form set forth in Exhibit 2.

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties:

Section 3.01.  Organization.  Seller is a Maryland-chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power to carry on its business as the same is being conducted at the Branch Office, to own, use and lease the Assets and to effect the transactions contemplated herein.  Seller is and will remain in compliance with the laws of each state in which any property serving as collateral for the Loans is located to the extent necessary to ensure the enforceability of each Loan and the servicing of each Loan between the date hereof and the Closing Date in accordance with the terms of this Agreement.

Section 3.02.  Authorization.  Seller has full corporate power and authority to execute and deliver this Agreement and any and all agreements, certificates or other documents related to or required by this Agreement (collectively, the “Related Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell the Assets and transfer the Assumed Liabilities and the Deposit Liabilities pursuant to this Agreement.  All necessary corporate actions have been or will be taken as of the Closing Date to duly and validly authorize the execution and delivery of this Agreement and the Related Agreements on Seller’s behalf by Seller’s duly authorized officers and the performance by Seller of its obligations hereunder.  Each of this Agreement and the Related Agreements has been, or will be as of the Closing Date, duly and validly executed and delivered by Seller and each constitutes, or will constitute as of the Closing Date, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

Section 3.03.  Non-Contravention.  The execution and delivery of this Agreement and/or any of the Related Agreements by Seller do not, and, subject to the receipt of all required approvals and consents, including but not limited to regulatory approvals, the performance by Seller of each of its obligations under this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not:

(a)    conflict with or result in a violation or breach of the articles of incorporation or by-laws (or other comparable corporate charter documents) of Seller.

(b)    subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed on Schedule 3.03, conflict with or result in a violation or breach of any term or provision of any law, statute, rule, regulation, ordinance or order (collectively “Laws”) of the United States or any state, county, city or other political subdivision or any court, tribunal, arbitrator, authority, agency, commission or other instrumentality of any of the foregoing (collectively “Governmental Authority”) applicable to Seller or any of its Assets or require any consent, approval, action, filing or notice with any Governmental Authority.

(c)    except as disclosed on Schedule 3.03, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any natural Person, corporation, partnership, proprietorship, other business organization, trust, union, association, Governmental Authority or other entity (“Person”) as a result or under the terms of, any contract, agreement, indenture or instrument (collectively, “Contracts”), or License to which Seller is a party or by which any of the Assets are bound except for such defaults, conflicts, violations or breaches that individually or in the aggregate will not result in a Material Adverse Change (as defined in Section 7.02(g) below) to the Seller.

Section 3.04.  Compliance with Law.  Seller and the Branch Office are in compliance in all material respects with any laws, rules and regulations applicable to the Branch Office, the Assets or Seller’s business at the Branch Office.  Seller has all Licenses that are legally required to enable it to conduct its business at the Branch Office as presently conducted in all material respects.

Section 3.05.  Regulatory Enforcement Actions.  Except as set forth on Schedule 3.05, Seller is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of deposits of banks or any other Governmental Authority having supervisory or regulatory authority with respect to Seller which could have an adverse effect on the operation of the Branch Office or the ability of Seller to consummate the transactions described herein.

Section 3.06.  Litigation.  There is no litigation, claim or other proceeding pending or, to the knowledge of Seller, threatened against, relating to or affecting Seller, arising out of or with respect to the Branch Office, the business conducted at the Branch Office or Seller’s operation of the Branch Office, or materially affecting any of the Assets or Assumed Liabilities, or materially affecting the ability of Seller to carry out this Agreement or any of the transactions contemplated hereby.

Section 3.07.   Loans.

(a)           Seller has good and marketable title to each Loan, free and clear of any liens, and each is a valid loan made in compliance, in all material respects, with Seller’s loan policies, including underwriting, in effect at such time and in compliance, in all material respects, with applicable laws and regulation;

(b)           The principal balance for each Loan shown on the records is true and correct as of the last date shown thereon;

(c)           to the best of Seller’s knowledge, all signatures on and executions of any documents by Seller in connection with the Loans are genuine;

(d)           with respect to each Loan that is secured, Seller has a valid and enforceable security interest in or lien on the collateral described in the documents relating to such Loan, and such lien has the priority described in Seller’s loan files relating to such Loan (subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and that the remedy by specific performance and injunctive relief or other forms of equitable relief may by subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought); and

(e)           all of the Loans to be transferred pursuant to this Agreement have been made for good, valuable and adequate consideration in the ordinary course of business of Seller, and are evidenced by notes or other evidences of indebtedness that are true and genuine. Such documentation is sufficient to enforce such Loans against the obligors and any guarantors thereof in accordance with the terms of such Loans, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and that the remedy by specific performance and injunctive relief or other forms of equitable relief may by subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. There are no uncured violations of federal Regulation Z with respect to the Loans to be transferred pursuant to this Agreement. No material provision of a Loan has been waived or restructured, unless approved by the Seller in writing and in its files. Each Loan complies in all material respects with all requirements of applicable federal, state and local laws and regulations. Each Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Seller as mortgagee or secured party. No collateral has been released from the interest granted to Seller, unless approved by Seller in writing and documented in its files which Seller has provided to Buyer.  No governmental approval or approval from the Fannie Mae or Freddie Mac is required by Seller to transfer the Loans to Buyer on/or Buyer to purchase Loans from Seller or for Buyer to service any of the Loans.

           Section 3.08.        Real Property.

(a)    Seller has a leasehold interest in the Real Property, free and clear of all liens, encumbrances, charges, defaults or equitable interests, except for such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent.  Seller has not granted any person or entity any presently existing right or option to acquire, lease or occupy all or any portion of the Real Property.

(b)    To the knowledge of the Seller, the Real Property, including the structures and improvements thereon, are not in violation of, or in conflict with, any applicable zoning, environmental or health regulations or ordinance or any other similar law.  There are no operating contracts which affect the Real Property that are not cancelable on thirty (30) days’ notice.

(c)    There is no pending, or to Seller’s knowledge, threatened proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property.

(d)    Seller has delivered to Buyer true and complete copies of all leases, and surveys (if any) for the Real Property, together with copies of all reports (if any) of any engineers, environmental consultants or other consultants related to the Real Property and in Seller’s possession.  The lease for the Real Property is in full force and effect and enforceable pursuant to the terms thereof.  Seller has received no notice of termination or default from the owner of the Real Property.  All amounts due under the lease for the Real Property have been fully and timely paid.

(e)    Seller has not received any written notice from any insurance company, board of fire underwriters or rating organization (or other body exercising similar functions) (i) claiming any defects or deficiencies in the Real Property which have not been addressed and fully cured or corrected, (ii) requesting the performance of any repairs, alterations or other work which have not been performed, or (iii) claiming any default which, if not corrected, would result in a cancellation of insurance coverage.

(f)     To the knowledge of the Seller, the Real Property has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, and has adequate parking facilities that meet all requirements imposed by applicable laws.  To the knowledge of Seller, the Real Property is not subject to any lien, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation as might in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of business and operations.

(g)    Fire, Loss, Damage or Other Destruction.

(i)           If prior to the Closing there shall be any loss, damage or destruction to the Real Property by fire or other casualty, Seller shall give prompt notice thereof to Buyer.  Buyer shall inspect the Real Property promptly after receipt of such notice.  If in Buyer’s reasonable estimation the loss, damage or destruction (collectively, the “Loss”) cannot, on or before the Closing Date, be restored substantially to the condition that existed as of the date of this Agreement so that all Branch Office activities conducted prior to the Loss may be conducted without limitation subsequent to the Loss, or if the owner of the Real Property will not or cannot so substantiality restore the Real Property on or before the Closing Date as described in this Section, then Buyer may, at its option, elect to terminate this Agreement by giving Seller written notice to that effect and thereafter, except for those obligations herein which are specifically stated to survive the termination of this Agreement, neither party shall have any further rights or obligations hereunder.

                (ii)           If there shall be any loss, damage or destruction to the Real Property by fire or other casualty, and this Agreement is not terminated as provided in Section 3.08(g)(i), then, subject to Buyer’s reasonable approval of the manner of repair and restoration, Seller shall settle with the insurance company and apply the insurance proceeds to promptly and diligently repair and restore, or commence to repair and restore, the Real Property to its condition and character immediately prior to the loss, damage or destruction.  If such settlement or repair and restoration is not completed by Closing, then at Closing, Seller shall pay over to Buyer the amount of the insurance proceeds collected to the extent such proceeds have not yet been applied to the repair and restoration of the Real Property (together with any applicable deductible) (and if any such proceeds have not been collected, Seller shall assign to Buyer all its right, title and interest in and to the same).

           (h)           Condemnation.

(i)           If prior to the Closing condemnation or eminent domain proceedings are commenced against all or any part of the Real Property and the Seller is provided notice, Seller shall give prompt notice thereof to Buyer.  If Buyer determines in good faith that such condemnation would result in a Material Adverse Change on the value of the Real Property or Buyer’s intended use of the Real Property, Buyer may elect to terminate this Agreement by giving notice to Seller to that effect within fifteen (15) days after receipt by Buyer of the notice of condemnation, and thereafter, except for those obligations herein which are specifically stated to survive the termination of this Agreement, neither party shall have any further rights or obligations hereunder.

                        (ii)           If there shall be any such proposed condemnation or eminent domain proceedings, and if Buyer elects not to terminate this Agreement, there shall be no abatement of the Cash Payment on account of such condemnation, and at the Closing Seller shall (i) pay over to Buyer the amount of the condemnation award, if any, collected by or on behalf of Seller and (ii) assign, transfer and set over to Buyer by instrument in form and substance reasonably satisfactory to Buyer, all of Seller’s right, title and interest in and to any condemnation awards that are uncollected and that may be paid in respect of any such taking.

Section 3.09.   Personal Property.

(a)    Seller is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under the Assumed Contracts to use, all the Personal Property.  All the Personal Property is free and clear of all liens, claims, mortgages, pledges, assessments, security interests, levies, charges or other encumbrances of any kind or any conditional sale or similar agreement (collectively “Liens”) and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

(b)    In the event of any loss, damage or destruction of the Personal Property, all such Personal Property, prior to the Closing Date, shall be repaired to the condition substantially that existed as of the date of this Agreement or replaced with Personal Property of equivalent character.  If such Personal Property is not so repaired and/or replaced, Buyer, at its option, may elect to terminate this Agreement by giving Seller written notice to that effect and therefor, except for those obligations herein which are specifically stated to survive the termination of this Agreement neither party shall have any further rights or obligations hereunder.

Section 3.10.  Assumed Contracts.   Schedule 1.02(b) contains a true and complete list of each of the Assumed Contracts.  Each Assumed Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and Seller is not and has not received notice that it is, in violation or breach of or default under any such Assumed Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Assumed Contract) in any material respect.  The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which each is a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to any Assumed Contract, (b) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any Assumed Contract, or (c) result in the creation or imposition of any Lien upon Seller, the Branch Office or any of the Assets.

Section 3.11.  Deposit Liabilities.  Except as set forth on Schedule 1.02(a), the Deposit Liabilities being transferred to Buyer are not subject to any Lien, including without limitation any Liens in favor of Seller and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.

(a)           All of the Deposit Liabilities accounts have been administered and originated, in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws.

(b)           The Deposit Liabilities accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c)           The Deposit Liabilities were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, including the Bank Secrecy Act and the USA PATRIOT Act, and the Branch Office has been operated in compliance with Seller’s policies and procedures and all applicable federal and state laws, regulations, rules and orders, except for such instances of noncompliance that do not have, and are not reasonably likely to have, a Material Adverse Change to Seller.

(d)           Seller has properly accrued interest on the Deposit Liabilities accounts and the Records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

(e)           Seller has made available to Buyer a true and complete copy of each of the documents governing the Deposit Liabilities accounts for each of the types of Deposit Liabilities accounts offered at the Branch Office which are being transferred by Seller.

(f)           No Deposits are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act.

(g)           None of the Deposit Liabilities are “brokered deposits” within the meaning of the rules and regulations of the FDIC; none of the Deposits were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service.  None of the Deposit Liabilities are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

(h)           None of the Deposit Liabilities account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(i)           With respect to the Deposit Liabilities, Seller is in compliance with the law and IRS regulations relating to (i) obtaining from depositors of the Deposit Liabilities executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest. With respect to the Deposit Liabilities opened after December 31, 1983, Seller has either obtained a properly completed Form W-8 or W-9 when appropriate (and renewals of such forms, where required) or is back-up withholding on such account.

Section 3.12.  Licenses.  Schedule 1.01(g) contains a true and complete list of all Licenses used or held for use in connection with the Branch Office (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each.  Prior to the execution of this Agreement, Seller has delivered to Buyer true and complete copies of all such Licenses.  Seller owns or validly holds all Licenses that are material, individually or in the aggregate, to the business conducted at the Branch Office.

Each License is valid, binding and in full force and effect.  Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License.  The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) result in or give in to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (b) result in or give any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (c) result in the creation or imposition of any Lien upon Seller or any of its Assets under, any License.

Section 3.13.   Environmental Matters

(a)           To the Seller’s knowledge, (i) the Real Property does not violate any Environmental Laws (as hereinafter defined); and (ii) no Hazardous Substances (as hereinafter defined) have been stored or generated at, released or discharged from or are present upon the Real Property in amounts that would require that remediation under Environmental Laws.  As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Land or the Improvements.  As used herein, the term “Environmental Laws” shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any governmental authority and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property, or any portion thereof, the use, ownership, occupancy or operation of the Real Property, or any portion thereof, or any owner of the Real Property, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), SARA, comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.  To the knowledge of Seller, there are no unremediated asbestos products present at the Branch Office.

(b)           To the Seller’s knowledge, there are no pending claims under any Environmental Laws related to the Branch Office, and Seller has not received notice of any such pending claims, and to the actual knowledge of Seller, there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting any such claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) Seller, (ii) any person or entity whose liability for any claim under any Environmental Laws Seller has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Seller, or any real or personal property which Seller has or is judged to have managed or supervised or participated in the management of.  Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws with respect to the Branch Office.

               (c)           Except for such reports as have been provided to Buyer, there have been no environmental investigations, audits or other analyses conducted by, for or that are in the possession of Seller in relation to the Real Property.

Section 3.14.  Records.  All of the Records are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not and including all means of access thereto and therefrom) under either the exclusive ownership and direct control of Seller or of Seller’s third party data processing provider.  Seller will cause any Records recorded, stored or maintained by Seller’s third party data processing provider to be promptly delivered to Buyer at Buyer’s request but not before the conditions to the consummation of the transaction contemplated hereby are satisfied or waived. Seller has full power and right to cause such delivery to Buyer to occur.

Section 3.15.  Brokerage.  There are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation against Seller in connection with the transactions contemplated by this Agreement other than The Kafafian Group, Inc., and The Kafafian Group, Inc. has no claim or potential claim against Buyer under such agreement.

Section 3.16.  Community Reinvestment Act.  Seller is in compliance in all material respects with the Community Reinvestment Act and its implementing regulations, and Seller has no knowledge of threatened or pending actions, proceedings or obligations by any person or regulatory agency which may cause any applicable regulatory authority to deny any application required to be filed pursuant to this Agreement. In addition, Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 3.17.  Disclosure.  No representation or warranty contained in this Agreement or any of the Related Agreements, and no statement contained in any schedule to this Agreement or any Related Agreement or in any certificate, list or other writing furnished to Buyer pursuant to any provision of this Agreement or any Related Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

Section 3.18.  Branch Employees.  No employee at the Branch Office as of the date hereof is or as of the Closing Date will be (each, a “Branch Employee” and collectively, the “Branch Employees”) a party to any collective bargaining, employment, severance, termination, or change of control agreement or is represented by a labor organization of any type other than Seller’s established terms of employment and severance policies.  Seller is unaware of any efforts during the past three years to unionize or organize the employees of the Branch Office.  Seller has not adopted and is not subject to any obligations under any affirmative action plan or similar programs or arrangements with respect to any Branch Employee.  Except to the extent a Branch Employee has not executed an Employee Consent (as defined in Section 6.04(c)), Seller has disclosed, or shall disclose, to Buyer any Branch Employee who is subject to any probation, performance plan or similar disciplinary action and the circumstances thereof.  Schedule 3.18 hereto contains a complete and accurate list of all Branch Employees and includes: (i) the amounts of all accrued leave (including vacation and sick leave) and such amounts expected to be accrued as of the Closing Date; (ii) the date of hire, position, present salary or level of compensation, and announced termination date (if any) for each Branch Employee; and (iii) each lending, insurance and other license currently in effect for each Branch Employee and its expiration date.

Section 3.19   FDIC Insurance.  Seller is authorized to hold Deposit Liabilities that are insured by the FDIC to the extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties:

Section 4.01.  Organization.  Buyer is a Maryland-chartered trust company operating as a commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power to carry on its business as the same is being conducted and to effect the transactions contemplated herein.

Section 4.02.  Authorization.  Buyer has full corporate power and authority to execute and deliver this Agreement and any and all of the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  All necessary corporate actions have been taken to duly and validly authorize the execution and delivery of this Agreement and the Related Agreements on Buyer’s behalf by Buyer’s duly authorized officers and the performance by Buyer of its obligations hereunder.  Each of this Agreement and the Related Agreements has been, or will be as of the Closing Date, duly and validly executed and delivered by Buyer and constitutes, or will constitute as of the Closing Date, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

Section 4.03.  Non-Contravention.  The execution and delivery of this Agreement and/or any of the Related Agreements by Buyer do not, and, subject to the receipt of all required approvals and consents, including but not limited to regulatory approvals, the performance by Buyer of each of its obligations under this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not:

(a)    conflict with or result in a violation or breach of the articles of incorporation or by-laws (or other comparable corporate charter documents) of Buyer.

(b)    subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed on Schedule 4.03, conflict with or result in a violation or breach of any term or provision of any Laws of any Governmental Authority applicable to Buyer or any of its Assets or require any consent, approval, action, filing or notice with any Governmental Authority.

(c)    except as disclosed on Schedule 4.03, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any party as a result or under the terms of, any Contract to which Buyer is a party or by which any of the Assets are bound except for such defaults, conflicts, violations or breaches that individually or in the aggregate will not have a Material Adverse Change to the Seller.

Section 4.04.  Community Reinvestment Act.  Buyer has no knowledge of threatened or pending actions, proceedings or allegations by any Person or regulatory agency which may cause any applicable regulatory authority to deny any application required to be filed pursuant to this Agreement.  In addition, Buyer has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act and its latest CRA rating is “satisfactory”.

Section 4.05.  Brokerage.  There are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation against Buyer in connection with the transactions contemplated by this Agreement other than Griffin Financial Group (“GFG”), and GFG has no claim or potential claim against Seller under such agreement.

Section 4.06.  Disclosure.  No representation or warranty contained in this Agreement or any of the Related Agreements, and no statement contained in any schedule to this Agreement or any Related Agreement or in any certificate, list or other writing furnished to Seller pursuant to any provision of this Agreement or any Related Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE FIVE
AGREEMENTS OF THE SELLER

Section 5.01.   Business in Ordinary Course.

(a)    Except as may be required to obtain regulatory approvals or as otherwise may be required by any Governmental Authority, after the date of this Agreement, Seller shall conduct the business of the Branch Office in substantially the same manner as previously conducted and shall use its best efforts to preserve its business operation as presently conducted at the Branch Office, to preserve for Buyer the good will of Seller’s customers and others doing business with the Branch Office, and shall cooperate with and assist Buyer in assuring the orderly transition of such business from Seller to Buyer.  Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

(i)
cause or permit the Branch Office to engage or participate in any material transaction or incur or sustain any material obligation  except in the ordinary course of business ("material transactions" and "material obligations" are defined as transactions and/or obligations totaling in the aggregate $20,000 or more);

(ii)
cause the Branch Office to transfer any Deposit Liabilities except pursuant to the unsolicited request of a depositor in the ordinary course of business or where the Deposit Liabilities secure loans that are not being transferred to Buyer;

(iii)
permit the Branch Office to transfer to Seller’s other operations any of the Assets to be transferred to Buyer on the Closing Date except for (A) equipment and supplies, if any, which have unique functions to Seller’s business and would not be useful to Buyer (i.e., signs which include Seller’s name), (B) cash and other normal interbank transfers which may be transferred in the ordinary course of business in accordance with normal banking procedures, and (C) such assets as Buyer has indicated to Seller in writing that it does not desire to purchase;

(iv)
transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of any of the Assets to be transferred to Buyer on the Closing Date, except transfers described in clauses (A) through (C) of the preceding subparagraph (iii);

(v)
accept any deposits at rates in excess of those being paid generally at other branches of Seller or change the fees applicable to such deposit accounts other than in accordance with changes to such fees applicable to similar accounts at other branch offices of Seller, or;

(vi)
purchase Personal Property on behalf of the Branch Office, except for commitments made on or before the date hereof and disclosed to Buyer on Schedule 5.01 in writing and for replacement of furniture, furnishings and equipment and normal maintenance in the ordinary course of the Branch Office’s business;

(vii)
enter into or amend any Contract relating to the Branch Office which is required to be assumed by Buyer on the Closing Date which cannot be terminated without cause and without payment of any amount as a penalty, bonus, premium or other compensation for termination and which is not made in the ordinary course of the Branch Office’s business;

(viii)
undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with employees employed at, and customers of, the Branch Office, unless such actions are required or permitted by this Agreement or required by any regulatory authority;

(ix)
effect any special marketing or advertising campaigns targeted to the Branch Office or the market in which the Branch Office is located, provided however, that this shall not prohibit Seller from (A) engaging in its customary advertisements by means of radio, television or in newspapers or other periodicals which have a general circulation or audience in markets other than that in which the Branch Office is located, or (B) from including statement stuffers in periodic mailings to customers of the Branch Office where such statement stuffers are in the same form as are being concurrently included in mailings to customers of other branches of Seller;

(x)
accelerate the payment of fees for safe deposit box rental, or except for new rentals or renewals in the ordinary course consistent with past practice, provide any incentive to customers to make prepayments on future rental payments; or

(xi)
make any loans secured by Deposit Liabilities at the Branch Office except those representing overdrafts made pursuant to an overdraft protection plan or similar extensions of credit in connection with a deposit account.

(b)    Seller shall not, without the prior written consent of Buyer, knowingly engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Seller contained in Article Three of this Agreement, as if such representations and warranties were given as of the date of such transaction or action.

(c)    Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and directly involving Seller, which, has resulted in a Material Adverse Change in the business, operations, properties, assets, or condition (financial or otherwise) of the Branch Office.

Section 5.02.  Breaches.  Seller shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations, warranties or agreements contained or referred to herein, give prompt written notice thereof to Buyer and use its best efforts to prevent or promptly remedy the same.

Section 5.03.  Regulatory and Other Approvals.  Seller will (a) proceed diligently and in good faith and use its best efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of Seller, including without limitation any consents required with respect to Seller’s interests in Assumed Contracts, to consummate the transactions contemplated hereby and by the Related Agreements, (b) provide such other information and communications to such Governmental Authorities or other Persons as Buyer or such Governmental Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Buyer as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of Buyer to consummate the transactions contemplated hereby and by the Related Agreements.  Seller will provide prompt notification to Buyer when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Buyer of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Related Agreements.  Seller knows of no reason relating to Seller why the approvals, consents or waivers of governmental authorities required to complete the transactions contemplated hereby will not be obtained in a timely manner.

Section 5.04.  Consummation of Agreement.  Seller shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the purchase and assumption transaction contemplated by this Agreement in accordance with the terms and provisions hereof.  Seller shall furnish to Buyer in a timely manner all information, data and documents in the possession of Seller requested by the Buyer as may be required to obtain any necessary regulatory or other approvals of the purchase and assumption transaction contemplated by this Agreement and shall otherwise cooperate fully with Buyer to carry out the purpose and intent of this Agreement.

Section 5.05.  Access to Information.  To the extent permitted by applicable law, Seller shall permit Buyer and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively “Representatives”) with full access, in a manner which will avoid undue disruption or interference with Seller’s normal operations, to the Branch Office and to Seller’s Representatives with knowledge or responsibility with respect to the business conducted at the Branch Office, and shall disclose and make available to Buyer at the main office of Seller all books, documents, papers and records relating to the Branch Office, its assets, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, material contracts and agreements, customer files, filings with any regulatory authority, litigation files, debit card and safe deposit box account holder information, and any other business activities or prospects in which Buyer may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement, subject to any restrictions that may be imposed by applicable law and regulation.  Buyer will hold any such information in accordance with the provisions of Section 11.01 hereof.

Section 5.06.   Retirement Plan and Education Savings Trust Accounts.

(a)    On or before the Closing Date, to the extent that such accounts will transfer to Buyer, Seller shall: (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of the Retirement Plan and Education Savings Trust Accounts; (ii) to the extent permitted by the documentation governing each such Retirement Plan Account and applicable law, appoint Buyer as successor trustee or custodian, as applicable, of each such Retirement Plan Account, and Buyer hereby accepts each such trusteeship or custodianship under the terms and conditions of Buyer’s plan documents for its Retirement Plan and Education Savings Trust Accounts, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business on the Closing Date; and (iii) deliver to the IRA or ROTH IRA grantor or Keogh Plan named fiduciary, of each such Retirement Plan Account or grantor of each Education Savings Trust Account such notice of the foregoing as is required by the documentation governing such Retirement Plan or Education Savings Trust Account or applicable law so that the notice period required under such Retirement Plan or Education Savings Trust Account would have expired prior to the Closing Date so that Buyer shall become the successor trustee or custodian as of the Closing unless such grantor or beneficiary shall have elected another successor trustee or custodian during the notice period.  If, pursuant to the terms of the documentation governing any such Retirement Plan or Education Savings Trust Account or applicable law; (x) Seller is not permitted to appoint Buyer as successor trustee or custodian, or the IRA or ROTH IRA grantor or Keogh Plan or named fiduciary or Education Savings Trust grantor objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Buyer; or (y) such IRA, ROTH IRA or Keogh Plan or Education Savings Trust Account includes assets that are not Deposit Liabilities and are not being transferred to Buyer or the assumption of such Deposit Liabilities included in such Retirement Plan Accounts or would result in a loss of qualification of such IRA, ROTH IRA or Keogh Plan or Education Savings Trust Account under the Code, all Deposit Liabilities of Seller held under such Retirement Plan and Education Savings Trust Accounts shall be excluded from the Deposit Liabilities. Upon appointment as a successor custodian for such IRAs or ROTH IRAs or as a successor trustee for such Keogh Plans or Education Savings Trust Accounts, Buyer shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable federal and state laws and regulations.

(b)    To the extent the Deposit Liabilities include certain Retirement Plan Accounts that are required to make certain periodic distributions to the IRA or ROTH IRA account owner or Keogh Plan participant (or beneficiary) either at the account owner’s or participant’s request or because the account owner or participant has attained age 70-1/2, effective as of the Closing Date, Buyer agrees to continue to make such periodic distributions in accordance with the reasonable distribution instructions forwarded by Seller to Buyer. Buyer hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Closing occurs and, in consideration thereof, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.

(c)    Seller shall provide to Buyer copies of all plan documents and beneficiary designation forms in Seller’s possession with respect to the Retirement Plan and Education Savings Trust Accounts at any time upon request of Buyer, subject to any restrictions imposed by applicable law and regulation.

Section 5.07.  Covenant Not to Compete.

(a)    Covenants.  Seller agrees on its behalf and on the behalf of its affiliated companies (each, a “Restricted Company” and collectively, the “Restricted Companies”) as follows:

(i)           Non-Competition.  For eighteen (18) months from the Closing Date, none of the Restricted Companies will, within the Maryland county of Harford (the “Area”), either directly or indirectly, on its own behalf or in the service or on behalf of others: (A) compete with or otherwise engage in the sale of any products or the performance of any services which are comparable to, or which are intended to substitute for, the products or services offered by Buyer except from Seller’s existing branches in the Area or (B) establish a new office or a facility from which checking accounts, savings accounts, certificates of deposit or loans are offered to the general public, or operate automated teller machines wholly-owned by the Restricted Company other than those ATMs in operation in the Area as of the date hereof; provided, however, that this Section 5.07(a)(i) shall not (A) preclude the Restricted Companies from participating in a shared automated teller machine network where the Restricted Companies do not own or operate any automated teller machine within the Area identified as a Restricted Company machine, or (B) prohibit a depository institution that may acquire Seller from maintaining offices of itself or Seller  in the Area that existed or was authorized by the appropriate regulatory authorities as of the closing date of such acquisition.

(ii)           Non-Solicitation of Customers.  Except for the certain relationships related to the Loans and relevant customers set forth in Schedule 5.07(a)(ii) (the “Shared Customers”), for eighteen (18) months from the Closing Date, none of the Restricted Companies will, within the Area, on its own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the customers of the Branch Office as exist on the Closing Date, provided, however, that this Section 5.07(a)(ii)  shall not apply to customers whose loans are not purchased and/or deposits are not assumed by Buyer pursuant to this Agreement.  The word “solicit” as used in this Agreement does not include use of statewide or regional media or mail advertising.  Concerning the Shared Customers, for eighteen (18) months from the Closing Date, none of the Restricted Companies may directly or indirectly or on behalf of others, take any action that would result in a reduction of the Shared Customers’ Deposit Liabilities transferred or Loans purchased hereunder.  The Restricted Companies may communicate with the Shared Customers regarding the Shared Customers’ deposits and loans not transferred hereunder and regarding new deposits and loans, but not refinancings of any of the Loans or a reduction of the Deposit Liabilities. Nothing contained in this Agreement shall prohibit or restrict Buyer from communicating with the Shared Customers regarding any matter.

(iii)           Non-Solicitation of Employees.  For eighteen (18) months from the Closing Date, none of the Restricted Companies will, on its own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others (other than general solicitation for employees not directed at a certain employee), any employee of Buyer, whether or not such employee is a full-time, part-time or temporary employee of Buyer.

(iv)           Nothing herein shall restrict Seller from servicing or communicating with customers who maintain deposit or loan accounts at other branches of Seller or general mass mailings, telemarketing calls, statement stuffers or similar communications directed to the general public in Seller’s market areas or newspaper, radio or television advertisements of a general nature or otherwise.

(b)    Reasonableness of Restrictions; Severability; Modification.  Seller, on its behalf and on behalf of its affiliated companies, acknowledges that the restrictions in Section 5.07 are fair and reasonable and are reasonably required for the protection of Buyer.  The parties agree that the provisions and covenants contained in Section 5.07, and within that Section itself, are intended to be separate and divisible provisions and covenants and if, for any reason, any one or more of them shall be held to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) the same shall not be held to affect the validity of any other provision or covenant contained in Section 5.07 and (ii) the same shall be deemed to be modified to the minimum extent necessary for it to be legally enforceable.  The parties hereby expressly request any court of competent jurisdiction to enforce any such provision or covenant or to modify any provision thereof so that it shall be enforced by such court to the fullest extent permitted by applicable law.  Seller agrees that any violation by it or any of its affiliated companies of the covenants applicable to them contained in Section 5.07 is likely to cause damage to Buyer which may not be adequately compensated by money damages and may be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law.

ARTICLE SIX
AGREEMENTS OF THE BUYER

Section 6.01.  Regulatory Approvals.  Buyer will use all reasonable efforts to file, within ten (10) business days after the date of this Agreement, all regulatory applications required in order to consummate the transactions contemplated by this Agreement, including but not limited to the necessary applications for the prior approval of the Maryland Commissioner of Financial Regulation and the Federal Deposit Insurance Corporation (collectively, the “Regulators”) and, during such period, will provide a draft copy of such applications for Seller’s review and comment prior to the submission of such applications to the Regulators. Seller agrees to promptly provide to Buyer all information pertaining to Seller required for the Regulators applications and to sign Buyer’s application if required by the Regulators.  Buyer shall promptly provide to Seller a copy of such applications and correspondence pertaining thereto and any subsequent filings and correspondence contemporaneously with the filing or receipt of same.  Seller will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 11.01 hereof.  Buyer shall timely file all documents required to obtain all necessary permits and approvals required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis.

Section 6.02.  Breaches.  Buyer shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Seller and use its best efforts to prevent or promptly remedy the same.

Section 6.03.  Consummation of Agreement.  Buyer shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

Section 6.04.   Branch Employees.

(a)    Solicitation of Branch Employees.  Buyer expects to hire, effective as of the Closing Date, all Branch Employees.  However, this Agreement does not create an offer of employment, any assurance of a specific job title or position, nor the creation of any third party beneficiary rights in such Branch Employees.  Subsequent to execution of this Agreement but prior to the Closing Date, Buyer may, at its option and with Seller’s prior consent, conduct interviews with Branch Employees to assess the Branch Employees’ abilities and interest in working at Buyer.

(b)    Terms of Employment.   Any offer of employment to a Branch Employee from Buyer shall: (i) be subject to any application policies and practices of Buyer and any Branch Employee who is offered and accepts employment with Buyer (each, a “Transferred Employee” and collectively, “Transferred Employees”) shall be subject to all of Buyer’s employee policies and procedures, (ii) contemplate employment (A) that is substantially comparable to such Transferred Employee’s job with the Branch Office immediately prior to the Effective Time, (B) at the base salary, wages or commission or sales incentive award level comparable to those provided by Buyer on the Closing Date but subject to determination by Buyer in its sole discretion provided such compensation shall be no less than that being paid to such Employee by Seller as of the date hereof, and (C) with employee benefits comparable to those provided by Buyer on the Closing Date to similarly situated employees of Buyer to the extent the provisions, rules, and regulations of or applicable to such benefits make the Transferred Employee eligible for participation therein; provided, however, that for purposes of Buyer’s vacation time and personal day accrual policies, each Transferred Employee would be treated as if he or she has been an employee of Buyer since the date he or she most recently began active employment with Seller.  Buyer does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of the Transferred Employees’ employment, and their participation in any benefit plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(c)    Termination of Branch Employees.  Effective as of the Closing, Seller shall terminate the employment of each Branch Employee who is to become a Transferred Employee.

Section 6.05.  Compliance with Capital Adequacy.  Buyer, on the Closing Date and on a pro forma basis as of such date reflecting the transactions contemplated hereby, shall meet or exceed all well-capitalized capital levels and other applicable capital adequacy regulatory standards.  Buyer knows of no reason why the approvals, consents or waivers of governmental authorities required to complete the transactions contemplated hereby will not be obtained in a timely manner.

ARTICLE SEVEN
CONDITIONS PRECEDENT TO THE BRANCH PURCHASE AND ASSUMPTION

Section 7.01.  Conditions to Seller’s Obligations.  Seller’s obligations to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller) prior to or on the Closing Date of the following conditions:

(a)    The representations and warranties made by Buyer in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date except with respect to those representations and warranties which speak as of a specific date;

(b)    Buyer shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

(c)    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect nor shall any proceeding by any bank regulatory authority or other Governmental Authority seeking any of the foregoing be pending.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transaction illegal;

(d)    All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the transactions contemplated by this Agreement shall have been obtained in a manner and form reasonably satisfactory to Seller, and all waiting periods required by law shall have expired; and

(e)    Seller shall have received all documents required to be received from Buyer on or prior to the Closing Date, all in form and substance reasonably satisfactory to Seller.

Section 7.02.  Conditions to Buyer’s Obligations.  Buyer’s obligations to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer) prior to or on the Closing Date of the following conditions:

(a)    The representations and warranties made by Seller in this Agreement or in any certificate delivered pursuant hereto  shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

(b)    Seller shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

(c)    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding by any bank regulatory authority or other Governmental Authority seeking any of the foregoing be pending.  Seller shall not have received any order, directive or other formal communication from any bank regulatory agency that prohibits or limits in any manner the closing of the transactions described in this Agreement.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transaction illegal;

(d)    All necessary regulatory approvals, consents, authorizations and other approvals required by law or Contract for consummation of the transactions contemplated by this Agreement shall have been obtained on terms reasonably acceptable to Buyer, and all waiting periods required by law shall have expired;

(e)    Buyer shall have received a written consent from the owner of the Real Property consenting to an assignment of the lease of the Real Property to Buyer with such written consent being in a form and substance as reasonably satisfactory to Buyer;

(f)     Buyer shall have received all documents required to be received from Seller on or prior to the Closing Date, all in form and substance reasonably satisfactory to Buyer;

(g)    There shall not have been a Material Adverse Change in the business, operations, properties, assets, including the Assets or condition (financial or otherwise) of the Branch Office.  For purposes herein, a “Material Adverse Change” shall mean, with respect to the Branch Office or the Assets, any effect or change that is material and adverse to the business, operations, properties, assets or condition (financial or otherwise) of the Branch Office; provided, however, that changes in general economic conditions and/or conditions that affect the banking industry generally, and changes attributable to the transactions contemplated in this Agreement shall not constitute a “Material Adverse Change; ” and

(h)    The Transition Services Agreement attached as Exhibit 6 hereto remains in effect and enforceable pursuant to the terms thereof.

ARTICLE EIGHT
TERMINATION OR ABANDONMENT

Section 8.01.   Mutual Agreement.  This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date.

Section 8.02.   Breach of Representations or Agreements.  In the event that there is a material breach in any of the representations and warranties or agreements of Seller or Buyer, which breach is not cured within fifteen (15) days after written notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

Section 8.03.   Failure of Conditions.  In the event that any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date and if any applicable cure period provided in Section 8.02 hereof has lapsed, then such party may terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

Section 8.04.  Application Denial.  If any regulatory application filed pursuant to Section 6.01 hereof should be finally denied or disapproved by the Regulators or other applicable regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information from, or undertakings by, the applicant, as a condition for approval, shall not be deemed to be a denial or disapproval so long as the applicant diligently provides the requested information or agrees to the requested undertaking.  If any regulatory agency requests that an application be withdrawn and the applicant, in consultation with the other party to this Agreement, is unable to resolve the concern or objections of such agency on terms reasonably acceptable to the applicant, the applicant shall be deemed to have failed to obtain regulatory approval.  In the event an application is denied, but is subject to an appeal, petition for review, or similar such act on the part of the applicant (hereinafter referred to as the “Appeal”) then the application will be deemed denied unless the applicant and the other party to this Agreement agree in writing to appeal the denial and the applicant prepares and timely files such Appeal and continues the appellate process for purposes of obtaining the necessary approval, provided, however, that either party shall have the right, at its election, to terminate this Agreement if such Appeal remains unresolved for a period exceeding sixty (60) days.

Section 8.05.  Automatic Termination.  If the Closing Date does not occur on or prior to October 31, 2014, then either Buyer or Seller shall have the option to terminate this Agreement. Buyer and Seller agree to take all necessary actions to close the transaction contemplated hereunder as so on as practically possible.

ARTICLE NINE
TRANSITIONAL AND POST-CLOSING MATTERS

Section 9.01.   Notification to Branch Office Customers.  Buyer shall:

(a)    jointly with Seller, after the execution and delivery of this Agreement, regulatory applications filed pursuant to Section 6.01 hereof are deemed complete by the applicable regulators and in compliance with applicable law, prepare and mail to each depositor whose Deposit is to be assumed by Buyer, a letter, in a form and manner to be mutually agreed upon by the parties in a timely manner, informing such depositor of the nature of such transaction and the continuing availability of services to be provided by the Buyer in the Branch Office on and after the Closing Date;

(b)    at its own cost and expense, cause to be printed deposit tickets, checks, withdrawal orders and all other requisite banking transactional forms for each account which constitutes a Deposit and mail such deposit tickets, checks, withdrawal orders and other forms to each customer having such an account so as to be received by such customer on or about the Closing Date, each such document to be encoded with Buyer’s identification numbers and to be accompanied by Buyer’s letter, in form and substance satisfactory to Seller, advising that, from and after the Closing Date, such newly issued deposit tickets, checks, withdrawal orders and other forms are to be used instead of the corresponding existing documents of Seller with respect to the customer’s Deposit account maintained at the Branch Office and that any such existing documents of Seller are to be destroyed; and

(c)    take any other actions required by law or regulation or by any court or regulatory authority to notify customers or depositors of the Branch Office or residents of the community in which the Branch Office is located of the transfers and assumptions occurring pursuant to this Agreement.  The out-of-pocket cost of the mailings required by subsections (a) and (b) of this section shall be borne by Buyer.

Section 9.02.  Transition Procedures.  Following the Closing, Buyer and Seller shall follow the transitional procedures set forth in Exhibit 4 hereto with respect to the matters covered thereby, and such other operating procedures as may be agreed to by the parties.

Section 9.03.  Statements.  Seller shall issue statements to its customers which include all transactions with respect to the Deposits through the close of business on the Closing Date, and Buyer shall issue statements for all transactions with respect to the Deposits thereafter.

Section 9.04.  Access to Records.  Seller and Buyer mutually agree to maintain all records and other documents relating to the Assets and Assumed Liabilities for such periods as provided in Seller and Buyer’s respective record retention policies and required by applicable law, and to examine, inspect, copy and reproduce such records and other documents relating to such Assets and Assumed Liabilities as may be reasonably requested by the other party.  Any charges for such examination and photocopying shall be at a rate not greater than the examining party’s customary rates for similar requests by its customers.  Not in limitation of the foregoing, Seller agrees that following the Closing it shall respond to information requests by customers of the Branch Office with respect to pre-Closing records that are not transferred to Buyer, or assist Buyer in responding to such requests, including requests relating to disputes, through its customer care center, at no cost to Buyer.

Section 9.05.  Information Reporting.  With respect to the Deposits purchased and assumed by Buyer pursuant to this Agreement, Seller shall be responsible for reporting to the customer and to the Internal Revenue Service (and any states or local taxing authority as required) all interest paid or earned prior to the Closing Date and Buyer shall be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required) all interest paid or earned after the Closing Date.

Section 9.06.  Transition.  From and after the date of this Agreement, Seller and Buyer agree to fully cooperate with and assist one another in connection with the transition and conversion of all customer accounts, files (including data processing files) and other information which are being purchased and assumed by Buyer pursuant to the terms hereof.  Additionally, each of the Buyer and Seller agree to provide each other, upon reasonable prior notice, with such information and data as is necessary to allow the Seller and Buyer to comply with all tax, regulatory reporting, audit or other compliance obligations relating to the customers, employees and operations of the Branch Office, and each of Seller and Buyer agree to timely take any and all action as required by law to comply with such tax, regulatory and/or reporting obligations.

Section 9.07.  Information Returns. At the closing or as soon thereafter as is practicable, Seller shall provide Buyer with a list of all Deposits on which Seller is processing back up withholding as of the Closing Date.

ARTICLE TEN
INDEMNIFICATION

Section 10.01.  Indemnification of Buyer.  Seller shall indemnify, hold harmless and defend Buyer (and each of Buyer’s directors, officers, employees, subsidiaries, successors and assigns, and affiliates) (collectively, the “Buyer’s Indemnified Parties”) from and against any and all damage, loss, liability, cost, claim, fine, penalty or expense (including reasonable legal fees and expenses) incurred or suffered by Buyer’s Indemnified Parties arising out of, or resulting from or based upon (i) the breach or inaccuracy of or failure to comply with any representation, warranty or covenant made by the Seller in this Agreement or the Related Agreements which survives the Closing Date as specified in Section 11.07; (ii) any Excluded Liabilities or any of the debts, liabilities or obligations of Seller, whether accrued, absolute contingent, known, unknown or otherwise, other than Assumed Liabilities; (iii) Seller’s operation of the Branch Office on or prior to the Closing Date, or (iv) the failure by Seller to deliver title (or, to the extent provided for herein, leases or licenses) to the Assets, free and clear of all Liens.

Section 10.02.   Indemnification of Seller.  Buyer shall indemnify, hold harmless and defend Seller (and Seller’s directors, officers, employees, subsidiaries, successors and assigns, and affiliates) (collectively the “Seller’s Indemnified Parties”) from and against any and all damage, loss, liability, cost, claim, fine, penalty or expense (including reasonable legal fees and expenses) incurred or suffered by Seller’s Indemnified Parties arising out of, resulting from or based upon (i) any failure of the Buyer to pay, honor, perform or otherwise discharge the liabilities assumed pursuant to Sections 1.02(a) and 1.02(b) hereof on or after the Closing Date; or (ii) the Buyer’s operation of the Branch Office after the Closing Date.

Section 10.03.  Procedure and Limitations. An indemnified party shall give the indemnitor prompt notice of any claim hereunder; provided, the failure to give such notice shall not affect the right to indemnification hereunder unless the indemnitor was materially prejudiced by such failure.  The indemnitor shall have the right to defend at its own expense any claim for which the indemnitor is liable hereunder (with counsel reasonably satisfactory to the indemnified party), upon prompt written notice to the indemnified party, but no settlement or compromise of such claim may be effected which materially affects the indemnified party without its consent thereto, which shall not be unreasonably withheld.  The indemnified party shall cooperate with the indemnitor in the defense of any such claims and may participate therein with its own counsel at its own expense.

ARTICLE ELEVEN
GENERAL

Section 11.01.  Confidential Information.  The parties acknowledge the confidential and proprietary nature of the “Information” (as herein described) that has heretofore been exchanged and that will be received from each other hereunder and agree to hold and keep, and to instruct their respective agents, representatives, shareholders’ affiliates, employees and consultants to hold and keep, such Information confidential, except that after the Closing, Buyer shall not be subject to this obligation with respect to information relevant to its operation of  the bank branch at the previous location of the Branch Office.  Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party’s employees or agents.  Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement.  The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any Person other than employees and agents of a party who are directly involved in evaluating and/or performing this transaction.  The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party’s business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

Section 11.02.   Publicity.  Buyer and Seller shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the transaction contemplated herein and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which latter event the parties shall consult with each other regarding such responsive public disclosure.

Section 11.03.   Return of Documents.  Upon termination of this Agreement without the purchase and assumption transaction contemplated by this Agreement becoming effective, each party (a) shall deliver to the other originals and all copies of all Information made available to such party, and, except as may otherwise be required by law or to protect the interests of either party, (b) will not retain any copies, extracts or other reproductions in whole or in part of such information, and (c) will destroy all memoranda, notes and other writings prepared by either party based on the Information.

Section 11.04.    Notices.  Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

(a)           if to Seller:

NBRS Financial Bank
6 Pearl Street
Rising Sun, MD 21911
Attention, Hugh J. Garchinsky, President
Facsimile:

With copy to:

Philip R. Bevan
Silver, Freedman, Taff & Tiernan, LLP
3299 K Street, NW
Suite 100
Washington, DC, 20007

(b)           if to Buyer:

Howard Bank
6011 University Blvd., Suite 370
Ellicott City, Maryland  21043
Attention:  Mary Ann Scully, President and CEO
Facsimile:

With copy to:

Frank C. Bonaventure, Esquire
Ober, Kaler, Grimes & Shriver, P.C.
100 Light Street
Baltimore, Maryland 21202

or to such other address as any party may from time to time designate by notice to the others.

Section 11.05.  Expenses.  Except as otherwise specifically provided herein, Seller and Buyer each shall pay all of their own out-of-pocket expenses incurred in connection with this Agreement, including, without limitation, appraisals, accounting and legal fees, and data processing charges, if any, whether or not the transactions contemplated by this Agreement are consummated.  Seller shall pay any fees necessary to obtain consents under the Assumed Contracts. Buyer and Seller shall equally pay any charges in connection with the assignment of the leasehold interest in the Real Property. All sales taxes (if any) with respect to the Personal Property shall be paid by the Buyer.

Section 11.06.  Liabilities.  Except as otherwise specifically recorded herein, in the event that this Agreement is terminated pursuant to the provisions of Article Eight hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 8.02 hereof on account of a willful breach of any of the representations and warranties set forth herein, or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover its damages from the breaching party.  In the event that either Seller or Buyer fails or refuses, for any reason whatsoever to perform its obligations hereunder, then the other party hereto shall have and may pursue an action for specific performance and for injunctive relief.

Section 11.07.  Survival of Representations, Warranties and Agreements. The representations, warranties and/or agreements (as applicable) set forth herein shall not survive the Closing Date except Sections 3.08 and 3.13 and Article Ten herein which shall survive the Closing Date for a period of one year thereafter.

Section 11.08.  Entire Agreement.  This Agreement and the Related Agreements constitute the entire agreement between the parties and supersede any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof.

Section 11.09.  Headings and Captions.  The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 11.11.  Waiver, Amendment or Modification.  The conditions of this Agreement that may be waived may be waived only by written instrument expressly stating an intention to waive, duly executed by the party for which the condition(s) is intended to benefit.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to insist upon performance of the same.  This Agreement may not be amended or modified except by a written instrument expressly stating an intention to amend or modify this Agreement, duly executed by the parties hereto.

Section 11.12.  Rules of Construction.  Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; and (c) words in the singular may include the plural and in the plural include the singular.

Section 11.13.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 11.14.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  There shall be no third-party beneficiaries hereof.

Section 11.15. Governing Law; Assignment.  This Agreement shall be governed by the laws of the State of Maryland and applicable federal laws and regulations without application of conflict of law principles.  Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by either of the parties hereto without the prior written consent of the other.

Section 11.16.  Time of Essence.  The parties hereto agree that time is of the essence with respect to the performance of the obligations hereunder.

Section 11.17.Waiver of Jury Trial.  BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON THIS AGREEMENT, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF THE PARTIES.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT

Section 11.18.  Risk of Loss.  Notwithstanding anything else contained in this Agreement, prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Branch Assets shall remain with Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

ATTEST: [SEAL]	NBRS FINANCIAL BANK

__________________________________	By: ______________________
Name: _____________________________	Name: Hugh J. Garchinsky
Title: _____________________________	Title: President and CEO

ATTEST: [SEAL]	HOWARD BANK

__________________________________	By: ______________________
Name: _____________________________	Name: George C. Coffman
Title: _____________________________	Title: Executive Vice President and CFO

Exhibit 1

BRANCH PURCHASE AND ASSUMPTION AGREEMENT
BETWEEN
NBRS FINANCIAL BANK
AND
HOWARD BANK

ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES AGREEMENT is dated this _____ day of _______________, 2014, by and between NBRS FINANCIAL BANK, a Maryland chartered commercial bank (“Seller”), and HOWARD BANK, a Maryland trust company operating as a commercial bank (“Buyer”).  Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

Seller and Buyer have entered into a Branch Purchase and Assumption Agreement, dated as of ________, 2014 (the “Agreement”), which provides for the assignment by Seller of all of its rights and interest in and to certain deposit accounts related to the Seller’s office located at 800 Revolution Street, Havre de Grace, Maryland  (the “Branch Office”), and the assumption by Buyer of such deposit accounts, all as set forth in the Agreement.

For good and valuable consideration, receipt of which is hereby acknowledged by Seller and Buyer, Seller hereby assigns, transfers and sets over to Buyer all of Seller’s rights and interest in and to, and Buyer does hereby assume all of Seller’s liabilities and obligations with respect to, all Deposit Liabilities maintained at the Branch Office, as shown on the books and records of Seller as of the close of business on the Closing Date, as further specified in the Agreement.

This Assignment and Assumption of Deposit Liabilities Agreement shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

This Assignment and Assumption of Deposit Liabilities Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Maryland and applicable federal laws and regulations.

The parties have caused this Assignment and Assumption of Deposit Liabilities Agreement to be executed as of the date first written above.

NBRS FINANCIAL BANK	HOWARD BANK

By: _____________________________	By: _______________________________
Name: _____________________________	Name: _____________________________
Title: _____________________________	Title: _____________________________

Exhibit 2

BRANCH PURCHASE AND ASSUMPTION AGREEMENT
BETWEEN
NBRS FINANCIAL  BANK
AND
HOWARD BANK

ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS AND LOANS AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS AND LOANS AGREEMENT is dated this _____ day of _______________, 2014, by and NBRS FINANCIAL BANK, a Maryland chartered commercial bank (“Seller”), and HOWARD BANK, a Maryland trust company operating as a commercial bank (“Buyer”).  Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

Seller and Buyer have entered into a Branch Purchase and Assumption Agreement, dated as of _________, 2014 (the “Agreement”), which provides for the assignment by Seller of all of its rights and interest in and to certain contracts related to the Seller’s office located at 800 Revolution Street, Havre de Grace, Maryland (the “Branch Office”), and the assumption by Buyer of such contract liabilities and obligations, all as set forth in the Agreement.

For good and valuable consideration, receipt of which is hereby acknowledged by Seller and Buyer, Seller hereby assigns, transfers and sets over to Buyer all of Seller’s rights and interest in and to, and Buyer does hereby assume all of Seller’s liabilities and obligations arising at and after the date hereof with respect to, the following:

(a) All of the Loans set forth in Appendix I hereto, and the collateral documents and agreements which secure such Loans, including security agreements, assignments, pledges, guaranty agreements, deposit pledges or hypothecations, mortgages, deeds of trust, financing statements whether filed or unfilled and all of Seller’s rights as secured party thereunder; and

(b) All contracts and personal property and equipment leases relating to the operation or maintenance of the Branch Office, as further specified in the Agreement.

This Assignment and Assumption of Assumed Contracts and Loans Agreement shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

This Assignment and Assumption of Contracts and Loans Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Maryland and applicable federal laws and regulations.

The parties have caused this Assignment and Assumption of Contracts and Loans Agreement to be executed as of the date first written above.

NBRS FINANCIAL BANK

By:
Name:
Title:

HOWARD BANK

By:
Name:
Title:

Exhibit 3

BRANCH PURCHASE AND ASSUMPTION AGREEMENT
BETWEEN
NBRS FINANCIAL BANK
AND
HOWARD BANK

BILL OF SALE

This BILL OF SALE is dated this _____ day of _______________, 2014, by NBRS FINANCIAL  BANK, a Maryland chartered commercial bank (“Seller”).  Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

Seller and HOWARD BANK, a Maryland chartered trust company operating as a commercial bank (“Buyer”), have entered into a Branch Purchase and Assumption Agreement, dated as of _______, 2014 (the “Agreement”), which provides for the sale by Seller to Buyer of the Personal Property, Loans,, Records and Cash on Hand related to the Seller’s office located at 800 Revolution Street, Havre de Grace, Maryland (the “Branch Office”), all as set forth in the Agreement.

Seller, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to Buyer all of its right, title and interest in and to the following assets (the “Assets”):

(a) All of Seller’s Loans set forth in Appendix I hereto;

(b) The furniture, fixtures, equipment, improvements and other items of tangible Personal property located at the Branch Office as of the close of business on the Closing Date, together with sign structures being transferred to Buyer, as more specifically described in the Agreement;

(c) All of Seller’s Records; and

(d) All of Seller’s Cash on Hand.

Seller does hereby covenant and agree to and with Buyer that it (i) is seized of, and has the right to convey to Buyer, good and marketable title to all assets comprising the Assets, (ii) will warrant and defend said title to the Assets in the manner provided in the Agreement, and (iii) shall, from time to time, at the request of Buyer, execute, acknowledge and deliver to Buyer any and all further instruments, documents, endorsements, assignments, information, materials and other papers as may be reasonably required to transfer the Assets to Buyer and to give full force and effect to the full intent and purposes of this Bill of Sale.

This Bill of Sale, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Maryland and applicable federal laws and regulations.

Seller has caused this Bill of Sale to be duly executed as of the date first written above.

NBRS FINANCIAL BANK

By:
Name:
Title:

Exhibit 4

PROCEDURES GOVERNING TRANSITIONAL MATTERS

(a)           Buyer agrees to pay in accordance with law, up to the collected amount on deposit (and any other funds available by reason of any agreement between the depositor and Buyer), all properly drawn and presented checks, drafts, electronic debits and credits and withdrawal orders presented to Buyer by mail, over its counters, through the check clearing system,  Automated Clearing House and other electronic clearing systems, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller, or by Buyer, and all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Buyer.  Subject to Buyer’s obligations under Section 10.02, Buyer’s obligation under this Section (a) of this Exhibit 4 to honor checks, withdrawal, draft forms and electronic debits and credits provided by Seller and carrying its imprint shall expire at the close of business sixty (60) days following the Closing Date or a date mutually agreeable to both parties.

(b)           If any of such depositors, instead of accepting the obligation of Buyer to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making such payment.  Instead, Seller may, at its discretion, assume custody of the check or other item presented for payment, including electronic items, on an account which has been transferred with the Branch Office, batch such items and make them available to Buyer for pick-up at Seller’s office at 10:00 a.m. on the next banking day after receipt thereof by Seller. Seller shall not, at any time, be liable or responsible for making payment on such items by reason of its obtaining custody of them for transmittal to Buyer.

(c)           In order to reduce the continuing charges to Seller through the check clearing system of the banking industry which will result from check forms of Seller being used after the Closing Date by the depositors whose accounts are assumed, Buyer agrees, at its cost and expense, to notify depositors of Buyer’s assumption of Deposit Liabilities and, at its sole cost and expense and without cost to depositors, to furnish each depositor of an assumed account with not less than fifty (50) checks on the forms of Buyer, with instructions to utilize Buyer’s checks and to destroy unused checks of Seller as of the Closing Date.  Seller hereby agrees that after the sixty (60) day period described in Section (a) of this Exhibit 4, it shall, with respect to any check or other item presented to it for payment on an account which has been transferred with the Branches, at its sole option, either:  (i) return such check or other item with reference to the maker thereof, or (ii) assume custody thereof, batch the same and make it available to Buyer for pick-up in the manner aforesaid and telephone Buyer of the availability of the same for pick-up prior to 10:00 a.m. of the next banking day after receipt thereof by Seller.

(d)           Buyer agrees, no later than the start of the second business day after demand by Seller, to pay Seller an amount equivalent to the amount of any uncollected item included in a depositor’s balance on the Closing Date which is returned after the Closing Date as not collected.  Buyer shall be required to make such payment for an item only up to the amount on deposit with Buyer at the time Seller makes the demand aforesaid; provided, however, if prior to the Closing Date, Seller had placed a “hold” or other similar protective measure on the depositor’s account with respect to such item and subsequent to the Closing Date, Buyer removes such hold or protective measure (other than by normal expiration), then Buyer will be obligated to pay Seller in full on account of such uncollected item.

(e)           Cash Letters.  Seller understands that not all depositors will immediately use the new supply of checks provided by Buyer pursuant to the Agreement and that checks written on Seller’s check forms on the accounts assumed on or prior to the Closing Date (“Seller’s Checks”) will thereafter be presented to Seller for payment. After the Closing Date, Seller shall make available to Buyer any items received by Seller that are drawn on any of the accounts assumed by Buyer. Seller will provide items via electronic settlement. Paper documents will be delivered to Buyer’s nearest location at Buyer’s expense.  Seller agrees to process notification of change on direct deposit and ACH debits. Buyer will pick up at Seller’s office at 9:00 a.m. on each weekday banking day after the Closing Date those items that are to be posted to accounts purchased by Buyer together with any return items (uncollected items) that are to be charged back to the accounts now owned by Buyer. Buyer will settle with Seller with respect to those items which are to be posted to the assumed accounts on the day they are received, such settlement to be made by the wire transfer of funds to Seller’s Federal Reserve account (account number to be provided to Buyer by Seller) in accordance with Section (h) of this Exhibit 4.  Settlement of any return items will be made without entries and by wire transfer in accordance with Section (h).

(f)           Uncollected Items.  Buyer and Seller understand that the balances in the accounts assumed may consist in whole or in part of the provisional settlement given by Seller for items deposited at Seller on or prior to the Closing Date which are drawn on other financial institutions or drawees and which have not, as of the Closing Date, been presented for payment and finally paid (“Uncollected Items”). In the event that any Uncollected Item is returned unpaid for any reason, Seller shall assume the duties of a collecting bank with respect to the Uncollected Item and shall, by 2:00 p.m. of that day, notify Buyer by telephone of all returned items. Seller shall return the item or items unpaid without entry to Buyer at such location as agreed by the parties.  Buyer shall attempt to charge-back the item(s) to the account of the depositor as follows: (i) if sufficient funds exist to permit the charge-back in full, Buyer shall charge the depositor’s account and settle with Seller for the Uncollected Item by wire transfer in accordance with Section (h) of this Exhibit 4 for the amount of the Uncollected Item(s) and send it to Seller’s office at such location as agreed by the parties; (ii) if insufficient funds exist to permit the charge-back in full but a portion of the provisional settlement is still in the depositor’s account, Buyer shall debit the depositor’s account for the remaining portion of the provisional settlement and return the Uncollected Item(s) and wire to Seller an amount equal to the portion of the provisional settlement still in the depositor’s account without entry to Seller within two (2) banking days of receipt of the Uncollected Item, such wire transfer to be done in accordance with Section (h) of this Exhibit 4; and (iii) if insufficient funds exist to permit the charge-back at all, Buyer shall return the Uncollected Item without entry to Seller within two (2) banking days of receipt of the Uncollected Item.

(g)           Buyer and Seller have agreed that items deposited on or prior to the Closing Date into the accounts assumed by Buyer and which thereafter are returned to Seller or Buyer accompanied by a claim of MICR fraud, fraudulent item or breach of presentment warranty (“Fraudulent Items”) are to be handled as “Uncollected Items” described above and Seller shall indemnify Buyer from all liability in connection therewith in accordance with Section 10.01 of the Agreement; provided, however, that if with respect to such Fraudulent Items there are insufficient funds in the customer’s account to permit Buyer to charge-back the item in full, Seller will buy back such Fraudulent Item at the face amount thereof; provided, further however, if prior to the Closing Date, Seller had placed a “hold” or other similar protective measure on the depositor’s account with respect to such item and subsequent to the Closing Date, Buyer removes such hold or protective measure in a situation where leaving the hold or protective measure in place would have avoided the loss, then Seller will be responsible to Buyer only for the excess of the amount of the item over the amount Buyer is able to recover with respect to such item by charging back the item against the Customer’s account.

(h)           All settlement amounts pursuant to this Exhibit 4 shall be aggregated, and a net settlement shall be wired to Seller’s Federal Reserve account on each weekday banking day.

Exhibit 5

ASSIGNMENT AND ASSUMPTION OF LEASE

NBRS Financial Bank, (“Assignor”), hereby transfers, assigns and sets over unto Howard Bank (“Assignee”) all of its right, title and interest as tenant in, to and under that certain lease agreement and the leasehold interest created thereunder dated December 31, 2008 and the First Modification to Lease Agreement 2009 dated February ____, 2009 (“collectively, the “Lease”) by and between BR-MD Properties, LP as landlord and Assignor as tenant.

TO HAVE AND TO HOLD the Lease, unto Assignee, its successors and assigns FOREVER.

Assignee agrees to accept the foregoing assignment and assume the obligations of the tenant under the Lease arising or accruing after the date hereof.

Assignor represents that it has obtained all consents required to assign the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment this  _____ day of ___________________, 2014.

WITNESS:	NBRS FINANCIAL BANK

________________________________________	By:	________________________________________
Name: Hugh J. Garchinsky
Title: President

WITNESS:	HOWARD BANK

________________________________________	By:	________________________________________
Name: Mary Ann Scully
Title: President

Exhibit 6

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of April 24, 2014, by and between Howard Bank (“Howard”) and NBRS Financial Bank (“NBRS”).

WHEREAS on April 24, 2014, Howard and NBRS entered into a Branch Purchase and Assumption Agreement (the “Branch Purchase Agreement”) under which Howard agreed to purchase certain NBRS assets and assume certain NBRS deposit liabilities (the “Transaction”) with such assets and liabilities being located at the NBRS branch in Havre de Grace, Maryland (the “Branch”);

WHEREAS the parties to the Branch Purchase Agreement desire to close such transaction as soon as possible after receipt of regulatory approvals but such closing may be delayed by the third party data processor of Howard and/or NBRS not being able to convert such Branch information to Howard’s data processing system; and

WHEREAS in the event that the third party data processor of Howard and/or NBRS is not able to convert Branch information to Howard’s data processing system at the time the Transaction closes and in order to close the Branch Purchase Transaction as soon as possible after receipt of regulatory approvals, Howard desires and NBRS agrees that NBRS will provide certain services to Howard as described herein and in accordance with the terms and conditions that are more specifically set forth herein so that the Transaction may close as soon as possible after receipt of regulatory approvals.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
1.1           “Services” shall mean the services and support described in Exhibit A. “Service” shall mean any one service and support described in Exhibit A.

ARTICLE II
PROVISION OF SERVICES

2.1           Upon notice by Howard to NBRS that Howard desires NBRS to provide the Services, NBRS shall provide the Services to Howard in a commercially reasonable manner that is consistent with the level, character, quantity and quality of care with which such Services are provided to NBRS by its data processor. Howard also expressly acknowledges and agrees that the obligation of NBRS to provide the Services is limited to the Services expressly set forth herein or as the parties shall otherwise agree in writing.  In the event that Howard requests additional services, NBRS shall only be obligated to perform such additional services as mutually agreed upon by the parties in writing.

2.2           Notwithstanding anything to the contrary contained in this Agreement, in order to provide any Service or fulfill any other obligation hereunder NBRS shall not be required to (i) maintain the employment of any specific employee, (ii) purchase, lease or license any additional equipment, software or intellectual property, (iii) incur any un-reimbursed expense of a type or in an amount not customarily incurred by NBRS, (iv) assume any liabilities of Howard, (v) provide any Service if the performance of such Service could, in NBRS’s reasonable judgment, result in a violation by NBRS (or any affiliate) of any applicable laws, rules or regulations, or a breach of any license or other applicable agreement to which NBRS is a party, (vi) provide any Service beyond type or level that such Service is provided to NBRS by its data processor or (vii) provide any Service if NBRS reasonably determines at any time during the term of this Agreement that the provision of such Service would materially disrupt or impair NBRS’s (or any affiliate’s) ordinary course of business or operations.  Howard acknowledges and agrees that the provision of Services hereunder may require NBRS to obtain certain contractual rights, permissions or licenses from third parties.  NBRS’s obligation to deliver any Service described in this Agreement is conditional upon NBRS obtaining the consent, where necessary, of any relevant third party provider and NBRS agrees to take reasonable action (at no expense to NBRS) to obtain any such consents.  If such consent cannot be obtained, the parties shall use their respective reasonable efforts to arrange for alternative methods of delivering such Service, subject to and in accordance with this Article II.

2.3.           The performance of the Services shall not constitute a grant of any license to or any permission or other authorization for Howard to use any NBRS-proprietary or third party software licensed and used by NBRS in the operation of its business prior to the closing date.  Upon termination of this Agreement for any reason, Howard shall uninstall and cease all use of any such software, destroy or return all copies of such software and certify in writing that it has complied with this requirement.

2.4           The parties acknowledge and agree that all Services to be rendered by NBRS hereunder are solely to temporarily provide support to the Branch operations until such time as Howard’s data processor is able to provide such Services to Howard, and NBRS  is not subject to any supervision, approval or control of or from Howard.  NBRS expressly retains full control over and ultimate responsibility for all decisions with regard to the operation of NBRS including, but not limited to: (i) policy decisions regarding operation and maintenance of NBRS and its business, (ii) payment of all financial obligations and operating expenses of NBRS, (iii) hiring, supervision and dismissal of all employees of NBRS, (iv) handling of all of NBRS customer issues and complaints, and (v) compliance with all legal, regulatory and other obligations with respect to NBRS.  Nothing in this Agreement shall be considered to transfer de facto or de jure control of the Branch or any portion of its business to NBRS and Howard and NBRS expressly disclaim any such control.  NBRS and Howard shall each obtain and maintain employer’s liability, worker’s compensation, property damage, general liability and such other insurance containing provisions and in amounts reasonably necessary for the operation of their respective businesses.

ARTICLE III
PRICING, BILLING AND PAYMENT

3.1           NBRS shall monitor its total costs  incurred to its data processor arising out of its provision of the Services to Howard (the “Servicing Costs”).  As soon as practical after the end of each calendar month, NBRS shall render a bill to Howard for the Servicing Costs.  NBRS shall request from its data processor a break down of the cost of the Services performed for Howard under this Agreement. In the event NBRS is unable to obtain from its data processor a break down of the cost of the Services performed for Howard under this Agreement, NBRS and Howard shall mutually determine the Servicing Costs.

3.2           The Servicing Costs shall be billed monthly by NBRS in arrears and shall be paid by Howard in full on or before the fifteenth (15th) day following Howard’s receipt of an invoice for such Services.  NBRS reserves the right to charge interest on any amount which is past due for more than thirty (30) days at a rate equal to the lower of one and one half percent (1.5%) per month or the highest rate allowed by applicable law.

ARTICLE IV
WARRANTY, LIABILITY AND INDEMNITY

4.1           Except as provided in the first sentence of Section 2.1 above, NBRS MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, WITH REGARD TO ANY OF THE SERVICES INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF NONINFRINGEMENT, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  HOWARD ACKNOWLEDGES AND AGREES THAT IT HAS NOT ENTERED INTO THIS SERVICES AGREEMENT IN RELIANCE ON ANY SUCH WARRANTY OR REPRESENTATION.

4.2           Except for gross negligence or intentional violation of this Agreement, NBRS’s maximum liability to, and the sole remedy of, Howard for breach of this Agreement or otherwise with respect to the Services is a refund of the price paid for the particular Service or, at the option of Howard, a redelivery (or delivery) of the Service. In the event of gross negligence or an intentional breach, NBRS shall be liable to Howard for actual damages suffered by Howard.

4.3           Except as provided in Section 4.2, in no event shall NBRS be liable to Howard or any other person for any lost profits, loss of use, interruption of business, indirect, consequential, incidental, special or punitive damages, of any kind or nature, whether based on breach of contract, tort (including negligence), or any other legal theory, in connection with or arising out of the Services or this Agreement.

4.4           Howard shall defend, indemnify and hold harmless NBRS and its respective directors, officers, shareholders, and employees and their respective heirs, successors and assigns (collectively, the “NBRS Indemnified Parties”) from and against any and all judgments, fines, claims, damages, assessments, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees and expenses and the cost of enforcing this indemnity) (collectively, the “Costs”) that are imposed on or incurred by the NBRS Indemnified Parties in connection with or arising out of any third-party claim regarding this Agreement except where the Costs are due to the gross negligence of NBRS.

ARTICLE V
TERM AND TERMINATION

5.1           NBRS shall provide the Services for up to 180 days  commencing on the closing date of the Transaction (the, “Term”).  Howard may terminate this Agreement or any one or more of the Services upon 30 days prior written notice to NBRS.  Prior to the end of the Term, Howard may extend this Agreement for an additional 90 days in one or more periods by giving written notice to NBRS subject to Howard not being in default hereunder at the time such notice is given. In the event Howard terminates one or more of the Services but not this Agreement, Howard’s payment obligations will be reduced accordingly.  All accrued and unpaid charges for Services shall be due and payable upon termination of this Agreement with respect to such Services.

5.2           Notwithstanding anything to the contrary contained herein, this Agreement may be terminated, in whole or in part, at any time (i) by the mutual consent of NBRS and Howard, (ii) by NBRS, ten (10) days following notice to Howard, if Howard fails to pay any invoice for Services within thirty (30) days of its due date, (iii) by Howard immediately without notice to NBRS if NBRS is placed into: (a) receivership or  conservatorship; (b) commences a voluntary dissolution or is subject an involuntary dissolution proceeding; (c) any similar relief is sought under the rules and regulations of the Federal Deposit Insurance Corporation; or (iv) by Howard, ten (10) days following notice to NBRS.

5.3           In the event of any termination of this Agreement, this Agreement (other than Articles IV and VI and as set forth in the following sentence) shall be of no further force and effect with no liability on the part of either party hereto.  No such termination shall relieve any party hereto from liability for any breach of this Agreement prior to such termination, including, without limitation, any failure to satisfy payment obligations with respect to any Services.

5.4           Upon the expiration of the Term or any extensions thereof, or in the event of any termination of this Agreement pursuant to Sections 5.2(i) or 5.2 (iii), NBRS or its successors or assigns will, upon Howard’s written request, provide reasonable and customary assistance to facilitate Howard’s conversion to an alternative data processing provider.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.1           No party shall be liable to any other party for any delay in performing or for any failure to perform any of its obligations hereunder due to an event of force majeure, including, without limitation, acts of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppage or other disruptions, accident, unusually severe weather or other cause similar or dissimilar, beyond the control of the party whose performance is hindered thereby.

6.2           Each party acknowledges that the others possess, and will continue to possess, information that has been created, discovered or developed by them and/or in which property rights have been assigned or otherwise conveyed to them, which information has commercial value and is not in the public domain.  The proprietary information of each party will be and remain the sole property of such party and its assigns.  Each party shall use the same degree of care that it normally uses to protect its own proprietary information to prevent the disclosure to third parties of information that has been identified as proprietary by written notice to such party from the other party.  No party shall make any use of the information of the other which has been identified as proprietary except as contemplated or required by the terms of this Agreement.  Notwithstanding the foregoing, this Section 6.2 shall not apply to any information that a party can demonstrate: (a) was, at the time of disclosure to it, in the public domain through no fault of such party; (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; (c) was independently developed by the receiving party, or (d) was already the receiving party’s possession or known to the receiving party prior to being disclosed or provided to the receiving party.  Nothing contained herein shall prohibit or limit either party hereto from disclosing proprietary information to regulatory agencies with jurisdiction over a disclosing party.

6.3           Records maintained and produced for Howard by NBRS in connection with the Services may be subject to examination by such federal governmental regulatory agencies to the same extent as such records would be subject if maintained by Howard on its own premises.  NBRS is authorized to give all reports, summaries, or information contained in or derived from the data or information in its possession relating to Howard to an authorized regulatory agency when requested to do so. NBRS agrees to maintain Howard customers’ “nonpublic personal information,” (as defined under the Gramm-Leach-Bliley Act (15 United States Code § 6801 et seq.)) using the same degree of care that it normally uses to maintain the “nonpublic personal information” of its own customers.

6.4           Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, service mark, copyright, design, patent right or other intellectual or industrial property right, and neither party shall use any of the foregoing of the other party without the other party’s prior written consent.

6.5           NBRS is an independent contractor under this Agreement.  Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, single or joint employer relationship, employer-employee relationship or other association of any kind, each party being individually responsible only for its obligations as set forth herein.  Employees of Howard involved in the receipt of the Services shall remain employees of Howard, and Howard shall be solely responsible for the payment and provision of all wages, bonuses, commissions and employee benefit plans, programs or arrangements relating to such employees.  Employees of NBRS involved in the provision and administration of the Services shall remain employees of NBRS, and NBRS shall be solely responsible for the payment and provision of all wages, bonuses, commissions and employee benefit plans, programs or arrangements relating to such employees.  Howard acknowledges and agrees that no fiduciary relationship arises by virtue of this Agreement or otherwise and that, accordingly, NBRS incurs none of the obligations that arise in such a relationship as an incident of its fulfilling its obligations hereunder.  Further, Howard acknowledges and agrees that NBRS neither insures profits for Howard nor guarantees the success of Howard’s business as a result of Howard’s receipt of Services under this Agreement.  No party has the authority to, and each party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against any other party without such party’s prior written consent.

6.6           No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

6.7           All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) if served by personal delivery upon the party for whom it is intended, on the day so delivered; (b) if mailed by registered or certified mail, return receipt requested, on the third business day following such mailing; (c) if deposited for delivery by a reputable courier service, on the business day following deposit with such courier; or (d) if sent by electronic transmission, on the day the document is transmitted electronically, or if not a business day, the next succeeding business day  to the person at the address set forth below, or such other address or electronic address as may be designated in writing hereafter, in the same manner, by such person:

To NBRS:	NBRSBank
Attention: Hugh J. Garchinsky, President 6 Pearl Street P.O. Box 370 Rising Sun, MD 21911

With copy to:	Philip R. Bevan, Esquire
Silver, Freedman, Taff and Tiernan, LLP 3299 K Street Suite 100 Washington,DC20007 Rising Sun, MD 21911

To Howard:	HowardBank
6011 University Blvd., Suite 370 Ellicott City, Maryland 21043 Attention: Mary Ann Scully, President and CEO

With copy to:	Frank C. Bonaventure, Jr. Esquire
Ober, Kaler, Grimes & Shriver, PC 100 Light Street Baltimore, MD 21202

6.8           This Agreement, including any exhibits or schedules hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.  In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

6.9           This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any person other than NBRS or Howard or their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement.

6.10           This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Maryland. NBRS AND HOWARD HEREBY UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY DEALINGS BETWEEN NBRS AND HOWARD RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS).  THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

6.11           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.13           This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by electronic format shall be deemed to be their original signatures for all purposes.

6.14  In the event any court shall determine that any provision of this Agreement is invalid, such determination shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and shall be construed so as to be valid under applicable law.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

NBRS BANK

By:	________________________________________
Hugh J. Garchinsky
President

HOWARD BANK

By:	________________________________________
George C. Coffman Executive Vice President and CFO

EXHIBIT A

SERVICES

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In general, NBRS  will continue to provide account processing for the accounts that are purchased by Howard but not yet systematically converted to Howard’s data processing, item processing and associated systems in such a fashion as was performed prior to purchase.

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NBRS will maintain the current system and network connectivity between the Branch, NBRS and NBRS’s account processing vendors such that the Branch staff can continue to provide daily processing and access account information through the systems in use at the Branch, including but not limited to teller transactions, branch item processing including courier service, account access, account maintenance and exception item processing.

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Basic account processing for savings, certificates of deposit, demand accounts, loan accounting, loan administration, general ledger, item entry system, and central information files.  This processing also includes the posting of financial transactions, proof of deposit and item processing, standard system report preparation, and the related activities of generating special customized reports, statement processing, audit confirmations, and year-end processing.

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Deposit operation support services for commercial and consumer deposit accounts associated with the Branch generally consistent with the support services that have historically been performed by the deposit operations department, including treasury management support, debit card and ATM management, branch and documentation support, teller support and IRA support.

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Service and support for the internet banking platform, including internet bill payment services, telephone banking services and all other banking platforms, products and services currently offered by NBRS.  Notwithstanding the foregoing:

●	No outgoing wire transfer requests will be accepted through NBRS banking offices or NBRS operations or corporate center.
●	No cashiers checks will be issued through NBRS banking offices or NBRS operations or corporate center.
●	No exceptions to overdraft limits will be granted through NBRS banking offices or NBRS operations or corporate center.
●	No temporary debit card increases over the current available limit or $5,000 will be established through NBRS banking offices or NBRS operations or corporate center.
●	No permanent debit card increases will be approved through NBRS banking offices or NBRS operations or corporate center.
●	No account product changes will be accepted or processed through NBRS banking offices or NBRS operations or corporate center.

●	The specific Service and procedures that will be performed as part of the above include, but are not limited to, the following:

Services performed by NBRS in the Loan Operations Function

●	Before conversion, process all payments and advances received. After conversion, forward all payments and advances requests received to Howard Bank.
●	Before conversion, continue to track and maintain exceptions. After conversion, forward any documents/information received to Howard Bank.
●	Before conversion, continue to track and maintain insurance. After conversion, forward any updated policies received to Howard Bank.
●	Provide support for Howard staff regarding specific questions related to the loan system.
●	Before conversion, assist with release processing for Howard loans if necessary.
●	Before conversion, continue to service existing UCC’s to maintain proper lien position.
●	Before conversion, continue to report existing SBA loans as necessary.
●	Provide look up services for historical items as necessary.
●	Forward any other customer communications to Howard Bank as necessary.

Services performed by NBRS in the Image Proof Function

●	Data Entry correction of non-machine-readable checks, deposit and other items received from the branches.

●	Correct any out-of-balance transactions.

●	Import, data entry correction and balancing of incoming image cash letter from Federal Reserve Bank.

●	Transfer all on-us transactions to CORE SYSTEM for posting.

●	Scan all transactions and intercept any duplicates before posting.

●	Prepare image cash letters for all not-on-us checks and send to Federal Reserve Bank for collection.

Services performed by NBRS in the Item Processing Function

●	Correct all non-posted items, and resubmit for posting.

●	Prepare outgoing return item image cash letters for NSF items being returned, submit customer account posting to CORE SYSTEM and send those return item cash letters to the Federal Reserve Bank.

●	Import from the Federal Reserve Bank the incoming return item cash letters and reclear or charge back to depositing customer’s account.

●	Resolve all adjustment requests received from the Federal Reserve Bank.

●	Complete all subpoenas or customer research requests.

●	ACH Processing
●	Import incoming ACH files from Federal Reserve Bank and pass them to CORE SYSTEM for posting.

●	Prepare outgoing ACH returns, submit to Federal Reserve Bank and post to customer’s account.

●	Verify authorization of ACH origination files received from bank’s commercial customers using e.origination service.

●	Send originated files to Federal Reserve Bank and validate posting offset to our customer’s account.
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Complete signature and endorsement review on official check accounts” to include only the Official check accounts in place before sale.  All new official check accounts opened as of the Closing Date are the sole responsibility of Howard.

●	Wire Transfer Processing
●	Verify customer name and account number match on all incoming wire transfers.

●	Balance daily wire transfer system activity posting file before sending to CORE SYSTEM to post.

●	Monitor system to ensure Howard reviews and releases outbound wires on a timely basis including OFAC queue, NSF queue, and all others.

Services performed by NBRS in the Loss Prevention Function

●	Review large item review, expedited bill payment review, bill pay activity on new accounts and notify employees designated by Howard of action taken.

●	Process garnishments and levies received for Howard and email copies to an employee designated by Howard.

●	Monitor money market and savings accounts for Reg D excess withdrawal activity following current processes.

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Monitor for OFAC suspects and the periodic full customer base scrub as currently performed by NBRS’s Compliance Department.  Any suspected hits that are not false positives will be reported to Howard’s BSA Officer for further action.

●	Monitor incoming ACH transactions within the SEC code IAT “International ACH Transactions”. Any suspected hits that are not false positives will be reported to Howard’s BSA Officer for further action.

●	Monitor compromised card alerts and take action to monitor activity, close card or reissue as appropriate to the level of information compromised.

●	Handle requests to close or re-issue cards as requested by the customer due to loss, theft, fraud or damaged card

●	Handle chargeback processing as they occur according to your procedures

Services performed by NBRS in the Information Technology Application and Development Function

●	Provide application support to Howard staff for banking applications and systems.

●	Coordinate, test, and implement application changes and software updates.

●	Manage application/system incident and problem efforts on behalf of Howard.

●	Support Howard Disaster Recovery plans for banking applications.

●	Support de-conversion needs.

Services performed by NBRS in the IT Network Communications Function

●	Provide telecommunication, engineering and infrastructure support for Branch.

●	Support data communications equipment.

●	Support data circuits

Services performed by NBRS in the Information Technology Server/Infrastructure Function

●	Support application server, router and switch